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                                                          FOR IMMEDIATE RELEASE

                             PRESS RELEASE
                             -------------

For Further Information,
contact Kevin S. Kelly
Chief Operating Officer and
Chief Financial Officer
Atalanta/Sosnoff Capital Corporation
Telephone (212) 867-5000
New York, NY 10178
E-Mail: ksk@atalantasosnoff.com
Website: www.atalantasosnoff.com


                      ATALANTA/SOSNOFF CAPITAL CORPORATION
              AND MARTIN T. SOSNOFF AGREE ON TERMS FOR MR. SOSNOFF
                            TO ACQUIRE PUBLIC SHARES


NEW YORK - JUNE 10, 2003 - Atalanta/Sosnoff Capital Corporation [NYSE: ATL] and Martin T. Sosnoff, Chairman, Chief Executive Officer and Chief Investment Officer of Atalanta/Sosnoff, announced today that they signed a definitive agreement and plan of merger, pursuant to which Atalanta Acquisition Company, a corporation wholly owned by Mr. Sosnoff, will offer to purchase all the publicly-held shares of common stock of Atalanta/Sosnoff at a price of $13.95 per share in a cash tender offer. Mr. Sosnoff currently owns about 81 percent of the outstanding shares of Atalanta/Sosnoff, and public shareholders own the remaining 19 percent.

Atalanta/Sosnoff also announced today that it has reached an agreement in principle to settle all claims in the pending litigation filed in December 2002, subject to execution of a definitive settlement agreement and the approval of the Delaware Court of Chancery.

Pursuant to the merger agreement, within five business days, Mr. Sosnoff and Atalanta Acquisition Company will commence a cash tender offer for all of the publicly-held shares of Atalanta/Sosnoff. The tender offer is subject to certain closing conditions, including a number of shares being deposited for tender which, when taken together with the shares currently owned by Mr. Sosnoff, equal or exceed ninety percent of the total shares outstanding. The tender offer is expected to close during Atlanta/Sosnoff's fiscal third quarter.



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Two stockholders owning approximately 7% of the outstanding shares of
Atalanta/Sosnoff on a fully-diluted basis, one who is a director and executive officer and the other who is an executive officer of Atalanta/Sosnoff, have entered into stockholder tender agreements with Mr. Sosnoff and Atalanta Acquisition Company pursuant to which each of them have agreed to tender their shares in the tender offer.

Pursuant to the merger agreement, following the successful completion of the tender offer, Atalanta Acquisition Company will be merged with and into Atalanta/Sosnoff, with Atalanta/Sosnoff continuing as the surviving corporation. Holders of any remaining outstanding common stock of Atalanta/Sosnoff will receive in the merger the $13.95 price per share in cash.

An independent special committee of the Board of Directors of Atlanta/Sosnoff, and the full Board of Directors, each have approved the tender offer, the merger and the other transactions contemplated by the merger agreement and recommend that the public stockholders of Atalanta/Sosnoff accept the tender offer and tender their shares pursuant to the tender offer.

The $13.95 per share price represents an increase of approximately 12 percent over Mr. Sosnoff's original offer of $12.50 per share made in December 2002.

The depositary and information agent for the tender offer is EquiServe Trust Company, N.A.

A tender offer statement and related materials may be obtained free of charge, when they are available, by directing such requests to EquiServe Trust Company, N.A., 150 Royall Street, Canton, MA 02021, (800) 730-6001.

A tender offer statement and Schedule 13E-3 will be filed by Mr. Sosnoff and Atalanta Acquisition Company with the Securities and Exchange Commission (SEC) on Schedule TO, and a Schedule 13E-3 and solicitation/ recommendation statement on Schedule 14D-9 will be filed by Atalanta/Sosnoff with the SEC, in each case, on the date that the tender offer will commence. Investors and security holders are advised to carefully read these materials, as they will contain important information on deciding whether to tender their shares, as well as on the process for tendering shares. Investors and security holders may obtain these and other documents filed by Mr. Sosnoff and Atalanta Acquisition Company and Atalanta/Sosnoff, when they are available, free of charge from either the Company or from the SEC's web site at http://www.sec.gov.

The Blackstone Group L.P. is advising the special committee of the Atalanta/Sosnoff board of directors.

Certain of the foregoing are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the

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actual results, performance or achievements of Atalanta/Sosnoff to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following general economic and business conditions: the loss of, or the failure to replace any significant clients; changes in the relative investment performance of client or firm accounts and changes in the financial marketplace, particularly in the securities markets. These forward-looking statements speak only as of the date of this Release. Atalanta/Sosnoff expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.